Exhibit 10.14

Execution Copy

SCHEDULE 4

Seller Disclosure Schedules to that certain Share Purchase Agreement by and among Suspect Detection Systems, Inc., and Shabtai Shoval, dated June 27, 2011

1.
Any terms used in this Disclosure Schedule but not defined herein shall have the same meanings ascribed thereto in the Share Purchase Agreement by and among Suspect Detection Systems, Inc., a Delaware corporation (the “Purchaser”) and Shabtai Shoval (the “Seller”), dated June 27, 2011 (the “Agreement”).

2.	This Disclosure Schedule and the disclosures and information contained in this Disclosure Schedule are disclosed solely for the purposes of the Agreement.

3.
This Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in the Agreement. The disclosure of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations, including that the representations or warranties of the Seller in the Agreement (including any information or lists that are to be included in schedules or exhibits to the Agreement) are given as of March 3, 2011 only. Inclusion of information herein shall not be construed as an admission or indication that such information is material to the Seller or to Suspect Detection Systems Ltd. (the “Company”), gives rise to circumstances which may result in a Material Adverse Effect, reflects facts or circumstances that are outside of the Company’s ordinary course of business or otherwise establish a standard of materiality.

4.
No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

5.	The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement.

6.
Where the terms of a contract or other disclosure item have been summarized or described in this Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, provided, however, that such disclosure does set forth material terms required to be responsive to the representation in the Agreement to which it relates.

7.
All disclosures in this Disclosure Schedule are to be taken as relating to each of the representations in the Agreement. Accordingly, where a disclosure is made in relation to a specific section of the Agreement, it shall be deemed to be made in relation to each of such representations and to all or any other representations in the Agreement and is given without prejudice to any other disclosures.

Purchaser: ___________	Seller: __________

Execution Copy
Section 4.1

The Articles provide for a right of first refusal and tag-along right in favor of the Company’s shareholders. As contemplated by Section 8.1.8 of the Agreement, Yishaiyahu (Sigi) Horowitz, whom to the Seller’s Knowledge is the only other shareholder of the Company aside from the Purchaser and the Seller, is to execute a waiver of such rights. However, obtaining the same cannot be assured. In this regard, the Seller received an email from Mr. Horowitz’s attorney on March 2, 2011, wherein, inter alia, Mr. Horowitz’s interest in exercising his tag-along rights under the Articles was expressed. A copy of said email was provided to the Purchaser.

It is noted that as a matter of Law, certain filings are required to be made by the Company with the Companies Registrar in connection with the transactions contemplated by the Agreement.

Section 4.3

See Section 4.1 above.

Section 4.4

See Section 4.1 above.

Section 4.6

See Sections 4.8, 4.10, 4.14 and 4.15 below.

Section 4.8

The Seller understands that the Purchaser has made certain promises to the Company’s employees with respect to granting them securities of the Purchaser and/or Securities in the Company.

In connection with past discussions concerning the reduction of employee salaries, the Company proposed to issue to the employees shares and/or options to purchase shares of the Company. No agreements were signed in connection with such discussions and the Company noted to such employees that any such issuance would be subject to the consent of the Company’s major shareholders. To the Seller’s Knowledge, such consent has not been received. Nevertheless, some of the Company’s employees may claim that such proposal constituted an agreement between him/her and the Company.

Yishaiyahu (Sigi) Horowitz has asserted that, based on a letter he received, he has the right to convert his shares in the Company for an amount equal to US $50,000. A copy of said letter has been provided to the Purchaser.

The Company issued a letter dated 12.7.2007 to Efrat Avni pursuant to which she would be entitled to options in the Company and a payment of NIS 100,000 under certain circumstances. A copy of said letter was provided to the Purchaser. It is noted that Efrat Avni was granted 60,000 options by the Company but she might assert that she is entitled to additional options. Additionally she might assert that she is entitled to the aforementioned payment.

Purchaser: ___________	Seller: __________

Execution Copy
Section 4.9

See Section 4.1 above.

The approval of the Office of the Chief Scientist is required in connection with the Agreement and in order for such approval (if received) to be in force, the Purchaser shall be required to execute an undertaking.

The Company has not approved any of the transactions contemplated by the Agreement but such approvals are expected to be received by Closing.

Section 4.10

The Company has failed to make required payments to the Office of the Chief Scientist and some payments that were made to the Office of the Chief Scientist were made late.

After the closing of the Investment Agreement of December 2008 between the Company and the Purchaser (the “Investment Agreement”), the Company made certain filings with the Companies Registrar, including the Articles which were amended in connection with such agreement. The Companies Registrar sent a letter to the Company dated June 10, 2009 in which it was explained that the Companies Registrar rejected said filings. The Company did not resubmit such filings.

The Company has not conducted any enquiries as to whether the sale of its products to its customers or the use thereof by its customers is prohibited under any Laws. It is possible that such actions are prohibited and as such the Company may be exposed to liabilities and legal sanctions.

In the past, the Company reduced employee salaries and the Company’s employees may have claims with respect to such actions including for delays of payment of salary (halanat schar( or claims for termination without cause. The Company may reduce employee salaries in the near future.

Section 4.12

As contemplated by Section 8.1.8 of the Agreement, Yishaiyahu (Sigi) Horowitz is to execute a waiver.

Section 4.13

The Company has entered into a consulting agreement with Scientific Driven Systems Ltd., a company controlled by the Seller.

The Company has entered into an option agreement with the Seller which is referred to in Section 9.1.4 of the Agreement.

Purchaser: ___________	Seller: __________

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The Company has entered into an indemnity agreement with the Seller.

In connection with an employment agreement between the Company and the Seller dated December 1, 2008, the Company, the Purchaser and the Seller entered into a Guarantee Agreement.

A copy of each of the above agreements has been provided to the Purchaser.

The Purchaser, as a director of the Company, is not an employee of the Company.

Section 4.14

The Financial Statements for the period ended December 31, 2010 which are attached as Schedule 4.14 have not been audited and no notes have been prepared.

The Company does not automatically supplement amounts set aside or deposited in respect of employees’ severance pay when salaries are raised. As such, the amounts set aside or deposited in respect of employees’ severance pay may not cover the entire amount of severance pay that may be payable to its employees. In addition, the Company signed during 2010 new employment agreements with its employees in which, inter alia, the provisions of Section 14 of the Severance Pay Law 5713 – 1953 were introduced. Such employees may have claims for the differences in their severance payments in respect of the period prior to the signing of the new employment agreements and the period thereafter. The above differences in severance pay are not expected to exceed US $40,000 in the aggregate.

The Company’s Board of Directors has approved the Company reserving from its cash (including its cash equivalents) an amount of $100,000 (one hundred thousand dollars) in order to assure the fulfillment of the Company’s indemnification obligations to the Seller and Scientific Driven Systems Ltd. Such liability is not reflected in the Financial Statements.

The Financial Statements do not account for the right asserted by Yishaiyahu (Sigi) Horowitz to convert his shares in the Company as described in Section 4.8 above nor for the payment to Efrat Avni described in Section 4.8 above.

See Sections 4.10 and 4.15.

In light of the Company’s financial condition and prospects, the Company is expected to run out of funds and be unable to fund its operations during the third quarter of 2011. In light of the Company’s lack of prospects for revenues and/or an influx of sufficient cash, since December 31, 2010, the Company has taken and is contemplating taking certain measures which are inconsistent with its past practices including reduction of employees’ salaries, delaying payments to suppliers, consultants and other Persons (including the Office of the Chief Scientist and Scientific Driven Systems Ltd.), and reducing or cancelling perks in the workplace. In addition, the Company has and is delaying payment of bonuses due to Eran Druckman in contravention of his Employment Agreement and expects to continue to do so in the future. The Company may continue to take such measures and may take additional measures in the future. There is no assurance that the taking of such measures will allow the Company to continue its operations.

Purchaser: ___________	Seller: __________

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The Company’s efforts to raise capital (debt or equity) have not been successful and since the Investment Agreement was signed no binding or non-binding agreement or term sheet has been signed.

In connection with the Agreement, the Company may incur certain obligations that are not in the ordinary course of business.

In connection with the reduction of employee salaries, the Company employees may have claims in respect thereto including for delays of payment of salary (halanat schar( or claims for termination without cause.

The Company’s sale Contracts do not contain limitations of liability including for fitness for purpose and indirect damages.

Section 4.15

The Intellectual Property was developed, invented, discovered, derived, programmed and/or designed with the assistance of various Persons, including former employees and consultants, none of which entered into an agreement that any rights that they have or may have in the Intellectual Property are assigned to the Company or that they waive any such rights and such Persons were not given consideration for their efforts. As such, it is possible that the Company does not own the Intellectual Property it purports to own, that its Intellectual Property Rights are encumbered and subject to adverse claims and such Persons may have rights or claim in the future to have rights in the Intellectual Property and the Intellectual Property Rights.

The Company has agreed in principle and orally with Gal Peleg, a current employee of the Company, that certain intellectual property developed by Mr. Peleg prior to the time he was employed by the Company is owned by him. Such intellectual property has been integrated into the Products, whilst no formal license arrangement between the Company and Mr. Peleg has been entered into. There can be no assurance that a formal license arrangement will be entered into with Mr. Peleg on reasonable terms or at all or that Mr. Peleg will not assert that the Company has no right to use such intellectual property.

There is no assurance that intellectual property developed by Mr. Peleg, as aforementioned, or by any other consultant of the Company or the Persons referred to above, violates or infringes on third party’s proprietary or intellectual property rights.

A provisional patent application was filed on behalf of the Company with the US Patent and Trademark Office and the details of which were provided to the Purchaser. The Company has not decided whether or not it will renew said application or whether it will proceed to attempt to register any patent. There can be no assurance that the provisional application will be accepted.

The Transportation Security Administration (the “TSA”) of the US Department of Homeland Security has certain rights in the Intellectual Property and Intellectual Property Rights pursuant to the 2005 Cooperative Agreement between the Company and the TSA and under Law. The Company’s Intellectual Property Rights may be subject to restrictions under said agreement and Law.

Purchaser: ___________	Seller: __________

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The US Government has certain rights in the Intellectual Property and Intellectual Property Rights, pursuant to the 2006 Cooperative Agreement Award between the Company and the Science and Technology Directorate of the US Department of Homeland Security and under Law. The Company’s Intellectual Property Rights may be subject to restrictions under said agreement and Law.

The Company and the Intellectual Property and Intellectual Property Rights are subject to restrictions imposed by the Israeli Office of the Chief Scientist and the Israeli Law for the Encouragement of Industrial Research and Development, 5744-1984, as shall be amended from time to time, and the regulations thereunder.

Due to the nature of the Intellectual Property (such as national security applications), the use or licensing thereof may be restricted under the laws of Israel, the United States and other Laws.

The Intellectual Property Rights of the Company that derive from a license are subject to the terms and conditions of such license.

In the ordinary course of business, the Company grants its customers (and potential customers) the right to use its Products. Developments or improvements or modifications to the Company’s Products that are made pursuant to its customers’ requests may be owned or claimed to be owned by such customers. The Company’s agreements do not regulate this matter or determine each party’s specific rights to the intellectual property created thereby.

Other than the execution of the agreement attached in Schedule 4.15 to the Agreement (which was only signed by the Company’s current employees), no representation is given as to the adequacy of any security or other protective measures taken by the Company to protect the confidentiality or value of its Intellectual Property or Intellectual Property Rights.

Neither the Company nor the Seller has conducted any investigation as to whether the Company is violating or breaching intellectual property and/or proprietary rights of third parties. Neither the Seller nor the Company has conducted any search (including a search of patents, provisional patents, patent applications etc.) in relation to intellectual property that is similar to the Intellectual Property, the Intellectual Property Rights and/or relates to the Products or the SDS Business.

Section 4.20

See Sections 4.10, 4.14 and 4.15 above.

There may be Material Agreements that have terminated in accordance with their terms.

For the removal of doubt, Schedule 4.20 does not list any Contracts that were entered into after March 3, 2011 that may constitute Material Agreements.

Purchaser: ___________	Seller: __________